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Exhibit 4.4

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY, THAT SUCH NOTE MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

EQUIFIN, INC.
11% Subordinated Note
Due September 30, 2006

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT

            To obtain information Regarding Original Issue Discount Contact
            Daniel P. Murphy, Chief Financial Officer of EquiFin, Inc.
            Telephone number: 732-282-1411

$	NO. N -00

{Date}

        EquiFin, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to                        , with an address located at                        , or his registered assigns (the "Payee" or "Holder"), the principal amount of                        DOLLARS ($            ) and accrued interest thereon in accordance with the terms and provisions hereof.

1.    METHOD OF PAYMENT; PAYMENT OF PRINCIPAL AND INTEREST

        1.1    Method of Payment.    Payment of the principal of and accrued interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Unless otherwise expressly provided herein, the Company will pay or cause to be paid all sums becoming due hereon for principal and interest by check sent to the Holder's above address or to such other address as Holder may designate for such purpose from time to time by written notice to the Company, without any requirement for the presentation of this Note or making any notation thereon, except that the Holder hereof agrees that payment of the final amount due shall be made only upon surrender of this Note to the Company for cancellation. Prior to any sale or other disposition of this instrument, the Holder hereof agrees to endorse hereon the amount of principal paid hereon and the last date to which interest has been paid hereon and to notify the Company of the name and address of the transferee.

        1.2    Payment of Principal.    The entire outstanding principal balance of this Note shall be due and payable on September 30, 2006 (the "Maturity Date").

        1.3    Payment of Interest.

          (a)    Basic Interest.    Interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid portion of the principal amount from time to time outstanding hereunder shall be paid by the Company to the Payee at the rate of eleven percent (11%) per annum. Said interest to be paid semi-annually on each June 30 and December 31 (commencing June 30, 2002) and on the Maturity Date.

          (b)    Additional Interest.    In addition to the interest payable pursuant to Section 1.3(a), the Company shall pay to the Holder on April 30th of each year commencing April 30, 2001, an amount of additional interest for the then preceding calendar year determined as follows:

Average Principal Amount of this Note outstanding during the Interest Period $1,500,000	X 10% X	number of days in Interest Period 360	X	the Company's net income before taxes for such Interest Period

  ; provided, that with respect to any year in which this Note has been repaid in full, the Company shall pay the additional interest within thirty (30) days of the date this Note has been repaid in full by using the Company's net income before taxes as reflected in the Company's then most recent annual certified financial statements to compute the additional interest due under the above formula. For purposes of the additional interest formula: (i) "Interest Period" shall mean that part of the applicable calendar year during which any part of this Note was outstanding, and (ii) "net income before taxes" shall be determined in accordance with generally accepted accounting principals for the applicable calendar year.

          (c)    PIK Interest.    Notwithstanding the foregoing, to the extent the Company does not make cash payments of interest hereon pursuant to the provisions of Section 2 hereof, the Company will satisfy its interest obligations by issuing to the holder in the same form and with the same terms as are included in this Note except the principal amount thereof shall be equal to such interest obligation due under this Note (a "PIK Payment").

2.    SUBORDINATION PROVISIONS.

        2.1    Principal and Interest.    The Company, for itself, its successors and assigns, covenants and agrees, and the Payee and each successive Holder by acceptance of this Note likewise covenants and agrees, that payment of the principal of and interest on this Note is subordinated in right of payment to the payment of all existing and future "Senior Debt" of the Company. The term "Senior Debt" shall mean the principal of, premium, if any, and interest on all indebtedness of the Company to any bank, financial institution or other senior lender (including, without limitation, to Foothill Capital Corporation or any affiliate thereof) whether such indebtedness is heretofore or hereafter created, incurred or entered into (or acquired by assignment) and any deferrals, renewals, modifications or extensions of any such indebtedness, unless under the express provisions of the instrument creating or evidencing any such indebtedness, or pursuant to which the same is outstanding, such indebtedness is not superior in right of payment to this Note. "Indebtedness" for all purposes herein means and includes without duplication, as of any date as of which the amount thereof is to be determined (whether or not secured by lien, pledge or deposit), all direct obligations to repay money borrowed (including without limitation, amounts borrowed under revolving credit facilities, either now existing or hereafter created (including any increase in existing facilities), all notes payable and drafts accepted representing extensions of credit, all obligations under arrangements regarding the factoring of accounts receivables, all obligations in the nature of a guaranty or contingent liability relating to third party financing of one or more subsidiaries of the Company, all obligations evidenced by bonds, debentures, notes or other similar instruments) and all interest accrued and unpaid thereon and all indemnities and other monetary obligations with respect thereto.

        2.2    Default.    No cash payment or prepayment, directly or indirectly, on account of the principal of or interest on this Note shall be made, and no Holder of this Note shall be entitled to demand or receive any such cash payment or prepayment if, at the time such cash payment or prepayment is to be made or immediately after giving effect thereto, there would occur any event of default under such Senior Debt or under any agreement pursuant to which any such Senior Debt has been or will be issued, which event of default has not been waived or cured as of the date on which such payment or prepayment is due.

        2.3    Liquidation, Dissolution, etc.    In the event of any insolvency or bankruptcy proceeding, and any receivership, total liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Debt shall be entitled to receive payment in full of all principal (and premium, if any), interest and other amounts on or with respect to all such Senior Debt before the Holders of this Note shall be entitled to receive any payment on account of principal or interest of this Note, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provisions reflecting the rights conferred by these provisions upon such Senior Debt and the holders thereof with respect to this Note and the Holder hereof by a lawful plan or reorganization under applicable bankruptcy law) the holders of Senior Debt (until payment in full of all principal, premium, if any, interest and other amounts on or with respect to all such Senior Debt, including interest thereon accruing before or in respect of periods subsequent to the commencement of any such proceedings) shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property, or by set-off or otherwise, which may be payable or deliverable in any such proceedings in respect of this Note (including any such payment or distribution which may be payable or deliverable by reason of the provisions of any indebtedness of the Company which is subordinate and junior in right to this Note), except securities issued in such proceedings which are the subordinate and junior in right of payment to the payment of Senior Debt.

        2.4    Subrogation.    Subject to the payment in full of Senior Debt, the Holders of this Note shall be subrogated to the rights of the holders of such Senior Debt to receive payment or distributions of assets of the Company applicable to such Senior Debt until this Note shall be paid in full, and no payment or distributions to the holders of such Senior Debt by or on behalf of the Company from the proceeds that would otherwise be payable to the holder of this Note shall, as between the Company and the Holder of this Note, be deemed to be a payment by the Company to or on account of this Note.

        2.5    Amendment.    These provisions with respect to subordination cannot be amended, modified or waived without the prior written consent of the holder or holders of all Senior Debt at the time outstanding; and the subordination effected hereby shall not be affected by any amendment or modification of, or addition or supplement to, any such Senior Debt or any instrument or agreement relating thereto, without the prior written consent of the holder or holders of all such Senior Debt at the time outstanding. No present or future holder of Senior Debt shall be prejudiced in his right to enforce subordination of this Note by any act or failure to act on the part of the Company.

        2.6    Benefit of Senior Debt.    The foregoing subordination provisions shall be for the benefit of the Holders of Senior Debt and may be enforced directly by such holders against the holder of this Note. Upon any payment or distribution of assets of the Company referred to above, the holder of this Note shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the holder of this Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertaining thereto or hereto.

        2.7    Obligation to Pay Principal and Interest Absolute.    The foregoing provisions as to subordination are solely for the purpose of defining the relative rights of the holders of such Senior

Debt, on the one hand, and the Holder of this Note on the other hand. Nothing contained herein is intended to or shall impair as between the Company, its creditors, other than the holders of Senior Debt, and the Holder of this Note, the obligation of the Company, which shall be absolute and unconditional, to pay the Holder of this Note the principal and interest on this Note as and when the same shall become due and payable in accordance with the terms hereof or affect the relative rights of the Holder of this Note and the creditors of the Company other than Holders of Senior Debt, nor shall anything herein prevent the Holder hereof from exercising all remedies otherwise permitted by applicable law upon default hereunder subject to the rights of holders of Senior Debt, if any, in respect of cash, properties or securities of the Company received upon the exercise of any such remedy. The Holder of this Note by acceptance hereof acknowledges and agrees that the subordination provisions of this Section 2 are, and/or are intended to be, an inducement and a consideration to each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of this Note, to acquire and continue to hold, or to continue to hold, such Senior Debt and each holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt. Nothing contained herein or elsewhere in this Note shall prevent the Company from making payment of the principal of, or interest on, this Note at any time except under the conditions described above.

        2.8    Further Instruments.    The Holder of this Note covenants and agrees to execute such further instruments and waivers as may be necessary in the opinion of a lender or creditor, or as may be reasonably requested by the Company, to facilitate the issuance or the continued holding of Senior Debt.

        3.    EVENTS OF DEFAULT.    It shall be an Event of Default with respect to this Note upon the occurrence and continuation uncured of any of the following events:

          (a)  a default in the payment of any principal payment on this Note, when and as the same shall become due and payable, and such default shall continue uncured for thirty (30) days after the day fixed for the making of such principal payment; or

          (b)  a default in the cash or PIK Payment of any interest payments on this Note, and such default shall continue uncured for thirty (30) days after the date fixed for the making of such interest payment; or

          (c)  a material default in the performance, or material breach, of any covenant of the Company in this Note (other than a covenant or a default which is elsewhere herein specifically described as an Event or Default), and continuance of such default or breach is uncured for a period of ninety (90) days after notice has been given to the Company of such default; or

          (d)  the institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

          (e)  if, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

4.    REMEDIES UPON DEFAULT.

        4.1    Acceleration.    Upon each occurrence of an Event of Default and at any time during the continuation thereof (unless the principal of this Note shall already have become due and payable), the Holder, by notice in writing given to the Company, may declare the principal of and accrued interest on this Note then outstanding to be due and payable immediately, and upon any such declaration the same shall become and be due and payable immediately, anything herein to the contrary notwithstanding.

        4.2    Proceedings and Actions.    During the continuation of any one or more Events of Default, the Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights, and may prosecute and enforce its claims against all assets of the Company, and shall be entitled to receive therefrom payment on such claims up to an amount not exceeding the principal amount of this Note then outstanding plus accrued interest to the date of payment plus reasonable expenses of collection, including, without limitation, attorneys' fees and expenses.

5.    REDEMPTION

        This Note may be redeemed at the option of the Company, in whole or in part, from time to time at any time after January 1, 2002, on not less than 30 nor more than 60 days written notice. Any such redemptions shall be made at the following prices, expressed as percentages of the principal amount being redeemed, during the calendar year periods indicated below, plus accrued and unpaid interest thereon to the redemption date:

Year	Percentage
2002	105%
2003	103%
2004	102%
2005	101%

        If less than the entire principal amount of the series of notes of which the Note is part are to be redeemed at one time, the notes may be redeemed on a pro rata basis or the notes to be redeemed may be selected by lot, or such other manner to be determined by the Board of Directors of the Company in its sole discretion.

6.    MISCELLANEOUS.

        6.1    Notices.    All communications provided hereunder shall be in writing and, if to the Company, delivered or mailed by registered or certified mail addressed to EquiFin, Inc., 1011 Highway 71, Suite 200, Spring Lake, New Jersey 07762, Attention: President, or, if to the Holder, at the address shown for the Holder in the registration books maintained by the Company.

        6.2    Lost, Stolen or Mutilated Notes.    In case this Note shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of and in substitution for the Note, lost, stolen, or destroyed, a new Note of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction and an indemnity, if requested, also satisfactory to it.

        6.3    Governing Law.    This Note shall be construed in accordance with and governed by the laws of the State of New Jersey, without giving effect to conflict of laws principles.

        6.4    No Recourse.    No recourse whatsoever, either directly or through the Company or any trustee, receiver or assignee, shall be had in any event or in any manner against any past, present or future stockholder, director or officer of the Company for the payment of the redemption price, principal of or interest on this Note or for any claim based thereon or otherwise in respect of this Note. This Note is a corporate obligation only.

        6.5    Registration of Transfer.    The Company shall maintain books for the transfer and registration of Notes. The Company may treat the person in whose name this Note is registered as the owner and Holder of the Note for the purpose of receiving principal of or interest on this Note and for all other purposes whatsoever and the Company shall not be affected by any notice to the contrary. Upon the transfer of any Note in accordance with the terms hereof the Company shall issue and register the Note in the names of the new holders. The Notes shall be signed manually by the Chairman, Chief Executive Officer, President or any Vice President of the Company.

        IN WITNESS WHEREOF, EquiFin, Inc. has caused this Note to be signed in its corporate name by its President and to be dated the day and year first above written.

EQUIFIN, INC.
By:
Walter M. Craig, Jr., President

Assignment

        For value received I hereby assign                                                                                                    to $                                                                                                   $             principal amount of the 11% Subordinated Note due September 30, 2006 evidenced hereby and hereby irrevocably $             appoint attorney to transfer the Note on the books of the within named corporation with full power of substitution in the premises.

Dated:

In the presence of:

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  Exhibit 4.4
EQUIFIN, INC. 11% Subordinated Note Due September 30, 2006
Assignment